Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------


The Board of Directors
EastGroup Properties, Inc.:

We consent to the use of our reports dated March 11, 2005, with respect to the consolidated balance sheets of EastGroup Properties, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, and related financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference.


                                                     /s/ KPMG LLP
Jackson, Mississippi
June 10, 2005